Exhibit 5.1
May 27, 2011
Compressco Partners, L.P.
101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102

RE:	COMPRESSCO PARTNERS, L.P. REGISTRATION STATEMENT ON FORM S-1
Ladies & Gentlemen:
     We have acted as counsel to Compressco Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 2,500,000 common units representing limited partner interests in the Partnership (the “Common Units”) and up to an additional 375,000 Common Units pursuant to the underwriters’ option to purchase additional Common Units.
     We are rendering this opinion as of the time the Registration Statement, as defined below, becomes effective in accordance with Section 8(a) of the Securities Act.
     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), the Partnership’s records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1 (File No. 333-155260), as amended (the “Registration Statement”), to which this opinion is an exhibit and relating to the Common Units, will be duly authorized, validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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May 27, 2011 Page 2
     We hereby consent to the reference to us under the heading “Validity of the Common Units” in the prospectus forming a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very Truly Yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.